Exhibit 4.1

E Med Future, Inc.

2004 Stock Option Plan

Section 1	General Purpose of the Plan; Definitions.

The name of the plan is the E Med Future, Inc. 2004 Stock Option Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, directors, employees and consultants of E Med Future, Inc. (the “Company”) upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Administrator” is defined in Section 2.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include, but not be limited to, Options and Restricted Stock Awards.

“Board” means the Board of Directors of the Company.

“Cause” means, and shall be limited to, a vote of the Board to the effect that the participant should be dismissed as a result of (i) any material breach by the participant of any agreement to which the participant and the Company are parties, (ii) any act (other than retirement, death or disability) or omission to act by the participant, including without limitation, the commission of any crime, which may have a material and adverse effect on the business of the Company or on the participant’s ability to perform services for the Company, or (iii) any material misconduct or neglect of duties by the participant in connection with the business or affairs of the Company.

“Change of Control” is defined in Section 11.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means any Committee of the Board referred to in Section 2.

“Effective Date” means December 20, 2004.

“Fair Market Value” means the fair market value of a Share as determined in good faith by the Administrator.

“Option” or “Stock Option” means any option to purchase Shares granted pursuant to Section 5.

“Restricted Stock Award” means Awards granted pursuant to Section 6.

“Share” means a share of common stock (or other comparable equity interest) of the Company, subject to adjustment pursuant to Section 3.

“Stockholder” means the holder of a Share.

“Subsidiary” means a “subsidiary corporation” as defined in Section 424(f) of the Code.

“Director” means a member of the Board.

Section 2	Administration of Plan; Authority to Select Participants and Determine Awards.

(a) Administration of Plan. The Plan shall be administered by the Board or, at the discretion of the Board, a committee of not less than three Directors, as appointed by the Board from time to time (the “Committee”) The Board or the Committee, as applicable, shall be referred to herein as the “Administrator.”

(b) Authority to Select Participants and Determine Awards. The Administrator shall have the power and authority, subject to and within the limitations of the express provisions of the Plan, to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the officers, employees, Directors and consultants of the Company to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Options and Restricted Stock, or any combination of the foregoing, granted to any officer, employee, Director or consultant;

(iii) to determine the number of Shares to be covered by any Award granted to an officer, employee, Director or consultant;

(iv) to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award granted to an officer, employee, Director or consultant which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

(v) to accelerate the exercisability or vesting of all or any portion of any Award granted to a participant;

(vi) to extend the period in which Options granted may be exercised;

(vii) to determine whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Award granted to a participant shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts equal to interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

(viii) to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments) granted to a participant; and to decide all disputes arising in connection with and make all determinations it deems advisable for the administration of the Plan.

All decisions, interpretations and constructions made by the Administrator in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons, including the Company and Plan participants.

Section 3	Shares Issuable under the Plan; Mergers; Substitution.

(a) Shares Issuable. Subject to the provisions of Sections 3(b) and (c), the maximum number of Shares reserved and available for issuance under the Plan shall be 10.0 million. For purposes of this limitation, the Shares underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan so long as the participants to whom such Awards had been previously granted receive no benefits of ownership of the underlying Shares to which the Award related. Shares issued under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.

(b) Stock Dividends, Mergers, etc. In the event of any recapitalization, reclassification, split-up or consolidation of Shares, separation (including a spin-off), dividend on Shares payable in Shares, or other similar change in capitalization of the Company or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets or other similar event, the Administrator shall make such appropriate adjustments in the exercise prices of Awards, including Awards then outstanding, in the number and kind of securities, cash or other property which may be issued pursuant to Awards under the Plan, including Awards then outstanding, and in the number of Shares with respect to which Awards may be granted (in the aggregate and to individual participants) as the Administrator deems equitable with a view toward maintaining the proportionate interest of the participant and preserving the value of the Awards.

(c) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for Share and Share-based awards held by employees of another corporation who concurrently become employees of the Company as the result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of property or shares of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances.

Section 4	Eligibility.

Participants in the Plan will be Directors and such full or part-time officers and other employees and consultants of the Company who are responsible for or contribute to the management, growth or profitability of the Company and who are selected from time to time by the Administrator, in its sole discretion

Section 5	Options.

Any Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Options granted under the Plan shall be nonqualified Options and are not intended to be “incentive stock options” within the meaning of Section 422 of the Code or any successor provision.

The Administrator in its discretion may grant Options to officers, employees, Directors or consultants of the Company. Options granted to officers, employees, Directors or consultants pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

(a) Exercise Price. The per Share exercise price of an Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant.

(b) Option Term. The term of each Option shall be fixed by the Administrator.

(c) Exercisability; Rights of a Stockholder. Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Option. An optionee shall have the rights of a Stockholder only as to Shares acquired upon the exercise of an Option and not as to unexercised Options.

(d) Method of Exercise. Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of Shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) In the form of Shares that are not then subject to restrictions under any Company plan, if permitted by the Administrator in its discretion. Such surrendered Shares shall be valued at Fair Market Value on the exercise date; or

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection. The delivery of certificates representing Shares to be purchased pursuant to the exercise of the Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Option) by the Company of the full purchase price for such Shares and the fulfillment of any other requirements contained in the Option or applicable provisions of laws.

(e) Non-transferability of Options. No Option shall be transferable by the optionee other than by will or by the laws of descent and distribution.

(f) Termination for Cause. If any optionee’s service with the Company has been terminated for Cause, any Option held by such optionee shall immediately terminate and be of no further force and effect; provided, however, that the Administrator may, in its sole discretion, provide that such Option can be exercised for a period of up to thirty (30) days from the date of termination of service or until the expiration of the stated term of the Option, if earlier.

(g) Other Termination. Unless otherwise determined by the Administrator, if an optionee’s service with the Company terminates for any reason other for Cause, any Option held by such optionee may thereafter be exercised, to the extent it was exercisable on the date of termination of service, for three (3) months (or such longer period as the Administrator shall specify at any time) from the date of termination of service or until the expiration of the stated term of the Option, if earlier.

(h) Form of Settlement. Shares issued upon exercise of an Option shall be free of all restrictions under the Plan, except as otherwise provided in this Plan.

Section 6	Restricted Stock Awards.

(a) Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards to officers, employees, Directors and consultants of the Company. A Restricted Stock Award is an Award entitling the recipient to acquire, at no cost or for a purchase price determined by the Administrator, Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant, or be free of further restrictions or conditions (“Restricted Stock”). Conditions may be based on continuing service and/or achievement of pre-established performance goals and objectives. In addition, a Restricted Stock Award may be granted to an officer, employee, Director or consultant by the Administrator in lieu of any compensation due to such officer, employee or Director.

(b) Acceptance of Award. A participant who is granted a Restricted Stock Award shall have no rights with respect to such Award unless the participant shall have accepted the

Award within sixty (60) days (or such shorter date as the Administrator may specify) following the award date by making payment to the Company, if required, by certified or bank check or other instrument or form of payment acceptable to the Administrator in an amount equal to the specified purchase price, if any, of the Shares covered by the Award and by executing and delivering to the Company a written instrument that sets forth the terms and conditions of the Restricted Stock in such form as the Administrator shall determine.

(c) Rights as a Stockholder. Upon complying with Section 6(b) above, a participant shall have all the rights of a Stockholder with respect to the Restricted Stock including voting and dividend rights, subject to transferability restrictions and Company repurchase or forfeiture rights described in this Section 6 and subject to such other conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing Restricted Stock shall remain in the possession of the Company until such shares are vested as provided in Section 6(e) below.

(d) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein.

(e) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the Shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.”

(f) Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Stock Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

Section 7	Tax Withholding.

(a) Payment by Participant. Each participant shall, no later than the date as of which the value of an Award or of any Share or other amounts received thereunder first becomes includible in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

(b) Payment in Shares. A participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued pursuant to any Award a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company Shares owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. With respect to any participant who is subject to Section 16 of the Act, the following additional restrictions shall apply:

(i) the election to satisfy tax withholding obligations relating to an Award in the manner permitted by this Section 7(b) and the actual tax withholding shall be made during the period beginning on the third (3rd) business day following the date of release of quarterly or annual summary statements of revenues and earnings of the Company and ending on the twelfth (12th) business day following such date. Alternatively, such election may be made at least six (6) months prior to the date as of which the receipt of such an Award first becomes a taxable event for Federal income tax purposes;

(ii) such election shall be irrevocable;

(iii) such election shall be subject to the consent or disapproval of the Administrator; and

(iv) the Share(s) withheld to satisfy tax withholding, if granted at the discretion of the Administrator, must pertain to an Award which has been held by the participant for at least six (6) months from the date of grant of the Award.

Section 8	Transfer, Leave of Absence, Etc.

For purposes of the Plan, an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing shall not be deemed a termination of service.

Section 9	Amendments and Termination.

The Board may at any time amend or discontinue the Plan and the Administrator may at any time amend or cancel any outstanding Award (or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price, but such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan) for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent.

Section 10	Status of Plan.

With respect to the portion of any Award which has not been exercised and any payments in cash, Shares or other consideration not received by a participant, a participant shall have no rights greater than those of a general unsecured creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the provision of the foregoing sentence.

Section 11	Change of Control Provisions.

Upon the occurrence of a Change of Control as defined in this Section 11:

(a) Each Stock Option shall automatically become fully exercisable unless the Administrator shall otherwise expressly provide at the time of grant.

(b) Restrictions and conditions on Awards of Restricted Stock shall automatically be deemed waived, and the recipients of such Awards shall become entitled to receipt of the maximum amount of Shares subject to such Awards unless the Administrator shall otherwise expressly provide at the time of grant.

(c) Unless otherwise expressly provided at the time of grant, participants who hold Options shall have the right, in lieu of exercising the Option, to elect to surrender all or part of such Option to the Company and to receive cash in an amount equal to the excess of (i) the higher of (x) the Fair Market Value of a Share on the date such right is exercised and (y) the highest price paid for Shares or, in the case of securities convertible into Shares or carrying a right to acquire Shares, the highest effective price (based on the prices paid for such securities) at which such securities are convertible into Shares or at which Shares may be acquired, by any person or group whose acquisition of voting securities has resulted in a Change of Control of the Company over (ii) the exercise price per share under the Option, multiplied by the number of Shares with respect to which such right is exercised.

(d) “Change of Control” shall mean the occurrence of any one of the following events:

(i) any transaction (which shall include a series of transactions occurring within sixty days or occurring pursuant to a plan), that has the result that Stockholders of the Company immediately before such transaction cease to own at least 51% of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

(ii) persons who, as of the date of this Plan, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent the date of this Plan whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Plan, be considered an Incumbent Director;

(iii) the Stockholders of the Company approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

(iv) the Stockholders of the Company approve a plan for the sale, lease, exchange, transfer, assignment or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

Section 12	General Provisions.

(a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. No Shares shall be issued pursuant to an Award until all applicable securities laws and other legal and stock exchange requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Shares and Awards as it deems appropriate.

(b) Delivery of Stock Certificates. Delivery of stock certificates to participants under this Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have delivered such certificates in the United States mail, addressed to the participant, at the participant’s last known address on file with the Company.

(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

Section 13	Governing Law.

THIS PLAN SHALL BE GOVERNED BY NEVADA LAW EXCEPT TO THE EXTENT SUCH LAW IS PREEMPTED BY FEDERAL LAW.